THIRD AMENDMENT
                     TO AMENDED AND RESTATED LOAN AGREEMENT


             This THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is made as of July 6, 2000 by and between CFC INTERNATIONAL, INC., a Delaware corporation ("Borrower") and LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("Bank").

                                   BACKGROUND
                                   ----------

             A. Borrower and Bank are parties to an Amended and Restated Loan Agreement dated as of April 1, 1998, as amended as of November 13, 1998, and as of March 19, 1999 (as the same may be hereafter amended, modified or supplemented from time to time, the "Loan Agreement"), pursuant to which Bank has made (i) revolving loans and advances in an aggregate principal amount outstanding not to exceed $4,500,000 to Borrower (the "Revolving Loan"), and
(ii) a term loan in an aggregate principal amount outstanding not to exceed $2,625,000;

             B. Borrower has requested that Bank (i) extend the maturity of the Revolving Loan, and (ii) modify certain financial covenants, and Bank is willing to make such modifications provided that Borrower enter into this Amendment and upon the terms and conditions set forth herein.

             C. Terms used herein but not defined herein shall have the meanings assigned to them in the Loan Agreement.

             NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

             SECTION 1        AMENDMENTS TO LOAN AGREEMENT

             1.1 Section 1 of the Loan Agreement is hereby amended by deleting the date "April 1, 2001" in the definition of "Revolving Loan Maturity Date" and by inserting in its place the date "April 1, 2002".

             1.2 Section 10.3 is hereby amended by deleting the amount "$1" in the second line thereof and by inserting in its place the amount "$1,000".

             SECTION 2        REPRESENTATIONS AND WARRANTIES

             To induce Bank to amend the Loan Agreement and grant its consent and the requested waiver, Borrower represents and warrants to Bank that:

             2.1 Compliance with Loan Agreement. On the date hereof, Borrower is in compliance with the terms and provisions set forth in the Loan Agreement (as modified by this Amendment) and no Event of Default specified in Section 11 of the Loan Agreement, nor any event which would, upon notice or lapse of time, or both, constitute such an Event of Default, has occurred.

             2.2 Representations and Warranties. On the date hereof, the representations and warranties and covenants set forth in Sections 7, 8, 9 and 10 of the Loan Agreement (as modified by this Amendment) are true and correct with the same effect as though such representations and warranties and covenants had been made on the date hereof, except to the extent that such representations and warranties and covenants expressly relate to an earlier date.

             2.3 Corporate Authority of Borrower. Borrower has full power and authority to enter into this Amendment and to incur and perform the obligations provided for under this Amendment and the Loan Agreement, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority or regulatory body is required as a condition to the validity or enforceability of this Amendment.

             2.4 Amendment as Binding Agreement. This Amendment constitutes the valid and legally binding obligation of Borrower, fully enforceable against Borrower, in accordance with its terms.

             2.5 No Conflicting Agreements. The execution and performance by the Borrower of this Amendment will not (i) violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or By-Laws of Borrower, (ii) violate any indenture, contract, agreement or other instrument to which Borrower is a party, or by which its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, contract, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower.

             SECTION 3  CONDITIONS PRECEDENT

             The agreement by Bank to amend the Loan Agreement is subject to the following conditions precedent:

             3.1 Borrower shall have delivered to Bank a replacement Revolving Loan Note in the original principal amount of $4,500,000, made by Borrower and payable to the order of Bank, in the form of Exhibit A attached hereto.

             3.2 Borrower shall have provided to Bank certified copies of the unanimous written consent of its Board of Directors authorizing the execution, delivery and performance by the Borrower of this Amendment and the agreements, instruments and documents executed in connection herewith.

             SECTION 4  GENERAL PROVISIONS

             4.1 Except as amended by this Amendment, the terms and provisions of the Loan Agreement shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects. Borrower ratifies, confirms and affirms without condition, all liens and security interests granted to the Bank pursuant to the Loan Agreement and the Loan Documents, and such liens and security interests shall continue to secure the obligations and liabilities of Borrower to Bank, including but not limited to, all loans made by the Bank to the Borrower under the Loan Agreement as amended by this Amendment.

             4.2 This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois, and the obligations of Borrower under this Amendment are and shall arise absolutely and unconditionally upon the execution and delivery of this Amendment.

             4.3  This Amendment may be executed in any number of counterparts.

             4.4 Borrower hereby agrees to pay all out-of-pocket expenses incurred by Bank in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related thereto, including without limitation, the reasonable fees and expense of Bank's counsel, and any filing fees required in connection with the filing of any documents necessary to consummate the provisions of this Amendment.

             4.5 On or after the effective date hereof, each reference in the Loan Agreement or any of the Loan Documents to this "Agreement" or words of like import, shall unless the context otherwise requires, be deemed to refer to the Loan Agreement as amended hereby.


                  (Remainder of page intentionally left blank)

             IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

                                                CFC INTERNATIONAL, INC.



                                     By:      _________________________________
                                     Title:   _________________________________

                                              LASALLE BANK NATIONAL
                                               ASSOCIATION



                                     By:      _________________________________
                                     Title:   _________________________________

                                                 Exhibit A to Third Amendment
                                                 ----------------------------

                                 REVOLVING NOTE
                                 --------------

$4,500,000                                                       July 6, 2000


             CFC International, Inc., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of LaSalle Bank National Association, a national banking association (the "Bank"), on April 1, 2002, the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000), or such lesser amount of all of the then outstanding advances made by the Bank to the Borrower pursuant to Section 2 of the "Loan Agreement" (as hereinafter defined), together with interest on any and all principal amounts remaining unpaid hereunder from time to time from the date hereof until paid at the rates and payable as provided in the Loan Agreement.

             Any amount of interest or principal hereof which is not paid when due, whether on a Monthly Payment Date, at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the "Default Rate" (as such term is defined in the Loan Agreement).

             All payments of principal and interest on this Note shall be payable in lawful money of the United States of America. In no event shall the interest payable exceed the highest rate permitted by law. Principal and interest shall be paid to the Bank at its office at 4747 West Irving Park Road, Chicago, IL 60641 or at such other place as the holder of this Note may designate in writing to the Borrower. The Bank may charge any deposit or other account maintained by the Borrower with the Bank or any of the Bank's affiliates amounts equal to all payments of principal, accrued interest and fees from time to time as they come due and payable hereunder or under any agreement pursuant to which this Note was issued. All payments hereunder shall be applied as provided in the Loan Agreement. In determining the Borrower's liability to the Bank hereunder, the books and records of the Bank shall be controlling absent manifest error.

             This Note evidences certain indebtedness incurred under the Amended and Restated Loan Agreement, dated as April 1, 1998, as amended as of November 13, 1998, as of March 19, 1999, and as of the date hereof, between the Borrower and the Bank (the "Loan Agreement"), to which reference is hereby made for a statement of the terms and conditions under which the due date of this Note or any payment thereon may be accelerated or is automatically accelerated, or under which this Note may be prepaid or is required to be prepaid. All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Loan Agreement. The holder of this Note is entitled to all of the benefits provided in said Loan Agreement and the Loan Documents referred to therein. The Borrower agrees to pay all reasonable costs of collection and all reasonable attorneys' fees paid or incurred in enforcing any of the Bank's rights hereunder promptly on demand of the Bank and as more fully set forth in the Loan Agreement.

             Upon the occurrence of an Event of Default under the Loan Agreement, the outstanding indebtedness evidenced by this Note, together with all accrued interest, shall be due and payable in accordance with the terms of the Loan Agreement, without notice to or demand upon the Borrower, and the Bank may exercise all of its rights and remedies reserved to it under the Loan Agreement or applicable law.

             The Borrower, endorsers and all other parties to this Note waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement. In any action on this Note, the Bank or its assignee need not file the original of this Note, but need only file a photocopy of this Note certified by the Bank or such assignee to be a true and correct copy of this Note.

             No delay on the part of the Bank in exercising any right under this Note, any security agreement, guaranty or other undertaking affecting this Note, shall operate as a waiver of such right or any other right under this Note, nor shall any omission in exercising any right on the part of the Bank under this Note operate as a waiver of any other rights.

             If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be severable in any such instance. All references to the singular shall be deemed to include the plural, and vice versa, where the context so requires.

             THE BORROWER HEREBY WAIVES ANY RIGHT THE BORROWER MAY NOW OR HEREAFTER HAVE TO SUBMIT ANY CLAIM, ISSUE OR DEFENSE ARISING HEREUNDER OR UNDER THE OTHER DOCUMENTS RELATING TO THIS NOTE TO A TRIAL BY JURY.

             This Note constitutes a renewal and restatement of, and replacement and substitution for, the Revolving Note dated March 19, 1999 of the Borrower made payable to the order of Bank in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the "Original Note"). The indebtedness evidenced by the Original Note is continuing indebtedness, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Original Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

    This Note shall be deemed to have been made under and shall be governed in accordance with the internal laws and not the conflict of law rules of the State of Illinois.


                                       CFC INTERNATIONAL, INC.




                                     By:
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                                     Title:
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